THIS LOAN AGREEMENT (“this Agreement”) is dated October 25, 2019.

AMONG:

I-Minerals Inc., a body corporate, continued under the laws of Canada, having its head office at Suite 880 – 580 Hornby Street, Vancouver, British Columbia, Canada V6C 3B6

(hereinafter called the “Company”)

OF THE FIRST PART

AND:

i-minerals USA Inc., an Idaho limited liability company, having an office c/o the Company, at Suite 880 – 580 Hornby Street, Vancouver, British Columbia, Canada V6C 3B6

(hereinafter called the “Subsidiary”)

OF THE SECOND PART

AND:

BV Lending, LLC, an Idaho limited liability company, having its head office at Suite 201 – 901 Pier View Drive, Idaho Falls, Idaho, U.S.A. 83402

(hereinafter called “BV”)

OF THE THIRD PART

WHEREAS:

A.	Pursuant to an agreement among the parties dated June l, 2016, as amended by an amending agreement dated October 25, 2017 (hereinafter called the "First Amending Agreement"), as further amended by an amending agreement dated January 19, 2018 (hereinafter called the "Second Amending Agreement"), as further amended by an amending agreement dated March 20, 2018 (hereinafter called the “Third Amending Agreement”), as further amended by an amending agreement dated March 27, 2019 (hereinafter called the “Fourth Amending Agreement”), as further amended by an amending agreement dated June 28, 2019 (hereinafter called the “Fifth Amending Agreement”), with the loan agreement dated June 1, 2016, as amended by the First Amending Agreement, the Second Amending Agreement, the Third Amending Agreement, the Fourth Amending Agreement and the Fifth Amending Agreement hereinafter collectively called the "Loan Agreement", BV agreed to advance certain funds to the Company to advance its Bovill Kaolin Project located in the State of Idaho, U.S.A.;

B.	Pursuant to an agreement among the parties dated September 11, 2018 (hereinafter called the “2018 Loan Agreement”), BV agreed to advance an additional $2,500,000 to the Company to further advance its Bovill Kaolin Project located in the State of Idaho, U.S.A.;

C.	BV has agreed to provide additional funding to the Company pursuant to the terms and conditions of this Agreement;

D.	The Subsidiary is a wholly-owned subsidiary of the Company and is the legal owner of the Helmer-Bovill Property hosting the Bovill Kaolin Project in the State of Idaho, U.S.A. referred to in Recitals A. and B. herein;

NOW THEREFORE THIS AGREEMENT WITNESSETH  that in consideration of these presents and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties, the parties hereby agree as follows:

1.	Definitions

1.01	In this Agreement, the following words and phrases shall have the following meanings, namely:

(a)	“Advance” means the principal amount of cash advances from BV to the Company pursuant to this Agreement, as well as interest owing under this Agreement, at BV’s election;

(b)	“Bonus Shares” has the meaning set out in Exchange Policy 5.1;

(c)	“Discounted Market Price” has the meaning set out in Exchange Policy 1.1;

(d)	“Effective Date” means the date of this Agreement as set forth on the first page hereof;

(e)	“Exchange” means the TSX Venture Exchange;

(f)	“Exchange Policy 1.1” means TSX Venture Exchange Policy 1.1, entitled “Interpretation”;

(g)	“Exchange Policy 5.1” means TSX Venture Exchange Policy 5.1, entitled “Loans, Bonuses, Finder’s Fees and Commissions”;

(h)	“Exchange Policy 5.9” means TSX Venture Exchange Policy 5.9, entitled “Protection of Minority Security Holders in Special Transactions”;

(i)	“Exchange Rate” means the Bank of Canada Noon Rate for Canadian/U.S. dollars on the applicable dates provided for herein;

(j)	“Indebtedness” means the principal amount of each cash Advance pursuant to this Agreement, collectively, as well as interest which is considered an Advance in accordance with sections 2.01 and 2.02 hereof;

(k)	“Market Price” has the meaning set out in Exchange Policy 1.1;

(l)	“this Agreement” means this Loan Agreement.

2.	Cash Advances to be made

2.01	BV hereby agrees to advance up to an additional $700,000 in cash to the Company in tranches in accordance with Schedule A attached hereto (individually an “Advance” and collectively “Advances”), with each Advance to be considered a secured loan accruing interest at the rate of fourteen percent (14%) per annum calculated from the date of each Advance as at May 31 and as at November 30 of each year in which such interest is payable hereunder, such interest also to be considered Advances hereunder over and above the amounts set forth in Schedule A, unless BV elects otherwise, as provided for in paragraph 2.02 herein. If applicable this interest will be considered an Advance received on the date such interest is payable as provided for in paragraph 2.02 herein.

The Company will repay to BV the principal amount of each Advance as provided for in paragraph 6.01 herein. Advances hereunder, other than interest when considered an Advance hereunder, will be made in accordance with Schedule A attached hereto. Advances are to be made on the first business day of each month in which Advances are to be made.

2.02	As provided for in paragraph 2.01 herein, interest owing on Advances will also be considered Advances, unless BV elects otherwise, in which event it may direct that the Company pay the interest owing on the Advances hereunder either in cash or in common shares in its capital stock (“Shares”). In the event BV elects to have the interest paid either in cash or in Shares, it will so notify the Company within ten (10) business days prior to the date such interest payments become due and payable. The interest will be due on or before June 30 and December 31 of each year in which such interest is payable hereunder. In the event interest is to be paid in Shares, they would be issued at a deemed price per Share equal to the greater of:

(a)	the Discounted Market Price of the Company’s common shares as of the close of the market on the date of the Company’s news release announcing the proposed payment of interest in Shares, provided that said news release shall be issued on the date that BV elects to receive the payment of interest in Shares; and

(b)	the volume weighted average trading price (the “VWAP”) of the Company’s common shares over the twenty (20) trading days prior to the date such interest is calculated (being May 31 and November 30 each year), with the VWAP to be calculated by dividing the total value of common shares of the Company as traded on the Exchange (or on such other stock exchange or quotation system where the majority of the Company’s trading takes place) by the total volume of shares traded, with the amount of interest to be calculated in Canadian funds based on the Exchange Rate as of the date such interest is calculated.

2.03	The Company shall pay to BV a late charge equal to five percent (5%) of each payment due under this Agreement, or under any other instrument evidencing or securing this Agreement, that is not paid in full within ten (10) days after the applicable due date as provided for in paragraph 6.01 herein. Such late charge shall accrue and be due as of the due date for such payment and represents a reasonable estimate of fair compensation for the loss that may be sustained by BV for the failure of the Company to make timely payment. Such late charge shall be paid without prejudice to the right of BV to collect any other amounts provided for hereunder or to pursue any other rights and remedies available to BV under this Agreement, under any documents securing and/or guaranteeing this Agreement, at law or in equity.

2.04	All past due principal (whether in due course or by acceleration), past due interest and past due late charges shall, both before and after judgment, bear interest at the default rate of eighteen percent (18%) per annum compounded monthly from and after the applicable due date, as provided for in paragraph 6.01 herein, until paid in full.

2.05	The Company agrees to pay any and all reasonable costs and expenses (regardless of the particular nature thereof and whether incurred before or after the initiation of suit or before or after judgment) which may be incurred by BV in connection with the enforcement of any of its rights under this Agreement and/or any instrument securing or guaranteeing this Agreement, including but not limited to attorney fees and all costs and expenses of collection.

2.06	The Company, and all sureties, guarantors, and endorsers hereof, severally waive presentment for payment, demand, and notice of dishonor and nonpayment of this Agreement, and consent to any and all extensions of time, renewals, waivers, or modifications that may be granted by BV with respect to the payment or other provisions of this Agreement, and to the release of any security, or any part thereof, with or without substitution.

2.07	Notwithstanding any other provision contained in this Agreement or in any instrument given to evidence or secure the obligations evidenced hereby:

(a)	the rates of interest and charges provided for herein and therein shall in no event exceed the rates and charges which would result in interest being charged at a rate equaling the maximum allowed by law; and

(b)	if for any reason whatsoever BV ever receives as interest in connection with the transaction of which this Agreement is a part an amount which would result in interest being charged at a rate exceeding the maximum allowed by law, such amount or portion thereof as would otherwise be excessive interest shall automatically be applied toward reduction of the unpaid principal balance then outstanding hereunder and not toward payment of interest.

3.	Bonus Shares

3.01	As additional consideration for the cash Advances made by BV to the Company pursuant to paragraph 2.01 hereof, the Company agrees to issue to or as directed by BV the Bonus Shares referred to in sub-paragraph 3.01(a) herein as follows, with such Bonus Shares to be issued within ten (10) business days of each of June 30 and December 31 of each year in which such securities are to be issued hereunder, with the number of Bonus Shares to be calculated as set forth below:

(a)	that number of Bonus Shares in its capital equal to six percent (6%) of the amount of the Advance, divided by the Market Price of the Company’s common shares as of the close of business on the date of the Advance, as adjusted by the Exchange Rate on the date of the Advance, subject to the minimum price per share and the maximum number of Bonus Shares provided for in Exchange Policy 5.1; and

(b)	for greater certainty, Bonus Shares shall not be issuable in respect of interest which is deemed to be an Advance in accordance with sections 2.01 and 2.02 hereof.

4.	Security for Advances

4.01	As security for the repayment of the Advances made pursuant to this Agreement, together with all accrued and unpaid interest thereon, the Company hereby grants, mortgages and charges in favour of BV, by way of a floating charge, its undertaking and all of its other property and assets for the time being, real and personal, movable and immovable, of whatsoever nature and kind, both present and in the future (the “Property”), including all of the issued and outstanding shares of the Subsidiary. For greater certainty, the parties specifically acknowledge and agree that the charges hereby created in favour of BV constitute a first charge and will rank pari passu with the floating charge granted in favour of BV in respect of cash advances made pursuant to earlier loan agreements among the parties, together with all accrued and unpaid interest thereon; the parties also acknowledge and agree that these charges are in priority to any and all specific or floating charges created by the Company in favour of any other creditors. The Company and the Subsidiary each agree to take all steps and actions as are reasonably necessary to assist BV with the registration of its interest in the Property in any provincial, state or federal property or title registries. It is also acknowledged by the parties that the Company shall be at liberty to, in the future, create or suffer to be created mortgages, charges, liens or encumbrances, by other specific charges or floating charges, ranking subsequent to the floating charges hereby created; it is also acknowledged by the parties that, unless otherwise specifically agreed to in writing by BV, the Company shall not be at liberty to, and shall not create or suffer to be created, any mortgage, charge, lien or encumbrance upon the Property or the issued and outstanding shares of the Subsidiary ranking in priority to or pari passu with the charges hereby created, or to sell or dispose of the same otherwise than in the ordinary course of its business as at present conducted.

4.02	The parties also agree that the security provided for in paragraph 4.01 herein will be cancelled and of no further force or effect in the event of the repayment of the Indebtedness.

5.	Board Representation

5.01	During the period any portion of the Indebtedness remains outstanding, the Company, if requested to do so by BV, agrees to include an individual designated by BV as one of management’s nominees for director in the notice of meeting and information circular to be distributed to the shareholders of the Company in connection with the next annual general meeting of its shareholders held subsequent to its receipt of said request from BV.

6.	Repayment Provisions

6.01	The parties agree that the Company will repay the Indebtedness on the earlier of:

(a)	June 30, 2020; and

(b)	60 days after a Pre-Feasibility Study in respect of the Bovill Kaolin Project has been prepared in accordance with National Instrument 43-101 and has been duly filed on SEDAR.

7.	Participation Right

7.01	If at any time after the Effective Date hereof and for so long as any Advance is outstanding, the Company proposes to issue or sell any common shares or convertible securities (“Additional Securities”) other than:

(a)	pursuant to the exercise of any stock options granted under the Company’s stock option plan; or

(b)	pursuant to the exercise of any share purchase warrants issued pursuant to previously-completed private placements; or

(c)	for property interests other than money;

BV shall have the right to subscribe for and purchase (directly or through an affiliate) Additional Securities, at the price at which such Additional Securities are offered for sale to other purchasers, up to its then pro rata interest in the issued and outstanding common shares of the Company, in each case, prior to giving effect to the issuance or sale of such Additional Securities (the “Maximum Additional Securities”).

7.02	If the Company intends to authorize and/or issue Additional Securities that give rise to BV’s rights pursuant to paragraph 7.01, the Company shall provide notice to BV (the “Rights Notice”) no less than six business days before the date on which the Company intends to issue Additional Securities giving rise to BV’s rights pursuant to paragraph 7.01.

7.03	The Rights Notice shall provide the same information to BV regarding the particulars of the issuance or sale of the Additional Securities as is provided to other persons proposing to participate in the subscription for Additional Securities. BV shall give notice (an “Acceptance Notice”) to the Company not later than 5:00 p.m. (Vancouver time) on the fifth business day following the receipt of any Rights Notice, setting out the number of Additional Securities, if any, up to the Maximum Additional Securities, which BV intends to subscribe for and purchase. Following receipt of an Acceptance Notice, BV shall be entitled to participate in the subscription for Additional Securities in the same manner as other persons subscribing for Additional Securities and shall be entitled to subscribe for the number of Additional Securities specified in the Acceptance Notice under such subscription.

8.	Acceptances and Approvals

8.01	The Company agrees to make application to the Exchange for its acceptance for the issuance of any Shares payable in settlement of interest owing on any Advances as provided for in paragraph 2.02 herein, and for the issuance of the Bonus Shares pursuant to paragraph 3.01 herein, which applications will include all required supporting documents and information and the applicable filing fees. The issuance of any such Shares and/or Bonus Shares will in each case be subject to the Company receiving written acceptance from the Exchange therefor.

8.02	In the event the provisions of Exchange Policy 5.9 and Multilateral Instrument 61-101 (each entitled “Protection of Minority Security Holders in Special Transactions”) apply to any of the provisions of this Agreement, the Company also agrees to seek the required approval of its shareholders thereunder at its next annual general meeting of its shareholders, to be held on or before December 31, 2018, in order to seek the requisite approval from its shareholders for the provisions hereof requiring such approval.

9.	Notices

9.01	All notices, payments and other communications given in connection with this Agreement shall be in writing, and the respective addresses of the parties for the service of any notice, payment or other communication shall be as follows:

(a)	if to the Company:

I-Minerals Inc. Suite 880 – 580 Hornby Street Vancouver, British Columbia, Canada V6C 3B6

Attention: Barry Girling, Director Email: wbg@imineralsinc.com

(b)	if to the Subsidiary:

i-minerals USA Inc. Suite 880 – 580 Hornby Street Vancouver, British Columbia, Canada V6C 3B6

Attention: Barry Girling, Director Email: wbg@imineralsinc.com

(c)	if to BV:

BV Lending, LLC Suite 201 – 901 Pier View Drive Idaho Falls, Idaho, U.S.A. 83402

Attention: Cortney Liddiard, Chief Executive Officer Email: flyfish@ballventures.com with a copy to:

Thel W. Casper, Esq. General Counsel to Ball Ventures, LLC P. O. Box 51298 Idaho Falls, Idaho, U.S.A. 83402

Email: tcasper@ballventures.com

Any notice, payment or other communication shall be sufficiently given if delivered by email or by hand or by reputable courier service, or, absent postal disruption, if sent by registered mail, postage prepaid, posted within either Canada or the United States of America, to the parties at their respective addresses for service as set forth above. Any notice, payment or other communication shall be deemed to have been given and received on the first business day on which it is presented during normal business hours at the address for service of the addressee. Any party may change its address for service by notice in writing to the other parties.

10.	Time of the Essence

10.01	Time shall be of the essence of this Agreement.

11.	U.S. Dollars

11.01	All references herein to dollar amounts are to lawful currency of the United States of America, unless otherwise specifically provided for herein.

12.	Headings

12.01	The headings contained herein are for convenience only and shall not affect the meaning or interpretation hereof.

13.	Singular and Plural, etc.

13.01	Where the context so requires, words importing the singular number include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders.

14.	Entire Agreement

14.01	This Agreement constitutes the only agreement among the parties with respect to the subject matter hereof and shall supersede any and all prior negotiations and understandings. This Agreement may be amended or modified in any respect by written instrument only.

15.	Severability

15.01	The invalidity or unenforceability of any particular provision of this Agreement shall not effect or limit the validity or enforceability of the remaining provisions of this Agreement.

16.	Governing Law

16.01	This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. The parties irrevocably attorn to the jurisdiction of the courts of British Columbia, which will have non-exclusive jurisdiction over any matter arising out of this Agreement.

17.	Dispute Resolution

17.01	If any dispute arises between any of the Parties (the Parties in dispute being the “Participants”) concerning this Agreement or its interpretation or the respective rights, duties or liabilities of the Parties, then a Participant may give to the other Participants notice in writing of the existence of such dispute, specifying its nature and the point at issue and the Participants agree:

(a)	to try to resolve the dispute by participating in a structured negotiation with a mediator under the Commercial Mediation Rules of British Columbia International Commercial Arbitration Centre (“BCICAC”);

(b)	where a dispute is not resolved by mediation within a period of 30 days after the appointment of a mediator or within such further period of time to which the Participants agree, any Participant may refer the dispute to be finally resolved by arbitration under the BCICAC Rules. The appointing authority will be the BCICAC, the case shall be administered by the BCICAC in accordance with its “Procedures for Cases under the BCICAC Rules” and the place of arbitration shall be Vancouver, British Columbia. The appointment by the BCICAC is binding upon all of the Participants;

(c)	the arbitrator will give his decision in writing within three weeks of his being appointed and the decision, both on the dispute and on the costs of the arbitration will be final and binding upon the Participants;

(d)	the arbitrator will have full authority to rule on any question of law in the same manner as any Judge in any Court of the Province of British Columbia and the ruling of the arbitrator on any question of law will be final and binding upon the Participants; and

(e)	the failure of any Participant to abide by the decision of the arbitrator is considered a material breach of this Agreement.

This paragraph shall survive any termination of this Agreement and continues in full force and effect notwithstanding any determination by a court or the Parties that one or more other provisions of this Agreement are invalid, contrary to law or unenforceable.

18.	Successors and Assigns

18.01	The terms and provisions of this Agreement shall be binding upon and enure to the benefit of each of the parties and their respective successors and permitted assigns; provided that this Agreement shall not be assignable by any party without the written consent of each of the other parties hereto.

19.	Further Assurances

19.01	Each of the parties hereto shall do or cause to be done all such acts and things and execute or cause to be executed all such documents, agreements and other instruments as may reasonably be necessary or desirable for the purpose of carrying out the provisions and intent of this Agreement.

20.	Effective Date

20.01	This Agreement is intended to and shall take effect as of the date first set forth above, notwithstanding its actual date of execution or delivery.

21.	Counterparts and Facsimile

21.01	This Agreement may be executed in any number of counterparts by original, facsimile or other form of electronic signature, each of which so executed shall constitute an original and all of which taken together shall form one and the same agreement.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement as of the day and year first above written.

Executed by I-Minerals Inc. in the presence of:
___________________________________________ Authorized Signatory

Executed by i-minerals USA Inc. in the presence of:
___________________________________________ Authorized Signatory

Executed by BV Lending, LLC By: Ball Ventures, LLC, an Idaho limited liability company, the Member Per: Cortney Liddiard, CEO

SCHEDULE A

2019
Budget	October	November	December
	$250,000	$250,000	200,000

DATED: October 25, 2019

Among: I-Minerals Inc. OF THE FIRST PART And: i-minerals USA Inc. OF THE SECOND PART And: BV Lending, LLC OF THE THIRD PART

LOAN AGREEMENT

Tupper Jonsson & Yeadon 1710 - 1177 West Hastings Street Vancouver, B. C. V6E 2L3 Telephone: (604) 640-6355